Exhibit 99.2

PRESS RELEASE

For more information, contact:	FOR IMMEDIATE RELEASE
Gerald Woodard, Chief Executive Officer
SRI/Surgical Express, Inc.
(813) 891-9550

SRI SURGICAL ANNOUNCES

NEW SENIOR VICE PRESIDENT OF OPERATIONS

TAMPA, FL— Thursday, April 23 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, announces the appointment of William J. Braun as the Senior Vice President of Operations. Mr. Braun began his employment with SRI on March 30, 2009.

Mr. Braun has served in operational management and executive leadership roles since 1984. He joins SRI from Invacare Corporation where he most recently served as the Vice President of North American Operations. Prior to serving in this capacity, he also provided executive leadership as the Vice President of Quality and Regulatory Affairs with Invacare. Invacare designs, manufactures and distributes medical equipment and supplies throughout the world. Prior to Invacare, Mr. Braun served as the Director of Manufacturing Operations in Mexico and South America for Tyco Electronics.

During the months of April and the early part of May while Mr. Braun is transitioning into his new role as the Senior Vice President of Operations, Wayne R. Peterson transitions out of the role. Mr. Peterson has provided leadership and oversight of the operations functions at SRI for the past three years and continues his role as a member of the Board of Directors at SRI.

In addition to salary and bonus opportunities further described in his offer of employment, Mr. Braun will receive grants of options to purchase 45,000 shares of SRI’s stock, subject to vesting requirements.

About SRI/Surgical Express

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. Because it relies primarily on reusable products, SRI’s reprocessing cycle substantially reduces bio-hazardous waste and its impact on the environment. SRI Surgical serves hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and four distribution centers located throughout the United States.

FOR FURTHER INFORMATION:	Gerald Woodard
SRI/Surgical Express, Inc.
(813) 891-9550